Contact:

Scott Schecter	Hulus Alpay
Chief Financial Officer	Investor Relations
HydroGen Corporation	Makovsky + Company
(412) 405-1000	(212) 508-9600
sschecter@hydrogenllc.com	halpay@makovsky.com

HydroGen Corporation Receives Nasdaq Notice
– Search for Independent Director in Progress –

Cleveland, Ohio – November 28, 2007 – HydroGen Corporation (Nasdaq: HYDG), a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems, announced that the Company received a Nasdaq Staff deficiency letter on November 21, 2007 indicating that the Company does not meet the independent director requirements for continued listing on the Nasdaq Stock Market under Marketplace Rule 4350(c)(1), which requires the Company to maintain a majority of independent directors on its Board of Directors. Pursuant to the Nasdaq staff letter, the Company has until December 6, 2007, to respond to Nasdaq with a plan and timetable on how it expects to achieve compliance with the rule.

The reduction in the number of independent directors on the Board of Directors came as result of the appointment of John J. Freeh, the former Lead Independent Director, to the position of Chief Executive Officer of HydroGen Corporation on November 10. At present, the Company’s board consists of 8 members, 4 of whom are independent directors.

The Company expects to increase the size of its Board of Directors to nine members by adding one additional independent director to achieve compliance with the rule. The Nominating Committee of the Board of Directors has begun a search to select this additional independent director.

Mr. Freeh, the Company’s Chief Executive Officer, stated, “We are well on our way to achieving compliance with Nasdaq’s independent director requirements, and recognize this as a great opportunity to add an additional director with a unique skill set that will add value to the Company.”

About HydroGen Corporation
HydroGen Corporation, through its wholly-owned subsidiary, HydroGen, LLC, is a developer of multi-megawatt fuel cell systems utilizing its proprietary 400 kW phosphoric acid fuel cell (PAFC) technology. Advancing fuel cell technology originally developed by Westinghouse Corporation, the Company targets market applications where hydrogen is currently available and other drivers favoring the adoption of fuel cells are present.

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HydroGen Receives Nasdaq Notice
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Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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